EXHIBIT 10.21

HUMAN RESOURCE GUIDELINES

SUBJECT:    EXECUTIVE SEPARATION PAY POLICY (LEVELS 1-5)

POLICY NO.:    3001a    DATE OF ISSUE:    6/24/2016

PURPOSE
The purpose of the Executive Separation Pay Policy (“Plan”) of Stanley Black & Decker (SBD) is to provide salary replacement on a short-term basis to eligible employees who participate in the Company’s Management Incentive Compensation Plan (“MICP”) Levels 1-5 and equivalent positions whose job has been permanently and involuntarily eliminated as a direct result of a “Job Loss Event.” The objective of this Plan is to help affected individuals transition to new employment without any loss in base compensation for the specified period.

Effective January 1, 2014, this Plan alone governs all separation payments to executive level employees in the U.S. This Plan supersedes and replaces any previous employee benefit plan related to separation or separation pay (including any earlier Black & Decker or Stanley Works plan).

ELIGIBILITY
Employees who are eligible to receive benefits under this Executive Separation Pay Policy are those employees who, in the year of their separation from the Company, are actively participating in the MICP Levels 1-5 and equivalent positions who have been involuntarily terminated due to a Job Loss Event.

A Job Loss Event is defined as an employment termination that is: 1) permanent in nature, 2) involuntary, 3) initiated by the Company through no fault of the affected employee, and 4) the direct result of a job elimination or combination with another position.

The term “job loss event” shall not include any employment termination for any other reason including, without limitation, involuntary reductions caused by unforeseen or emergency circumstances or decreased market demand, even if such job reductions are permanent. Further, a Job Loss Event shall not include situation where the Company offers to continue the employee

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These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

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in a job that is substantially similar in nature to his or her job, regardless of whether the employee accepts or rejects such employment opportunity.

Separation pay will not be paid to employees who terminate due to voluntary termination, retirement, or failure to return from an approved leave of absence.

Separation pay will not be paid to an employee who is discharged for unacceptable job performance or for violation(s) of reasonable rules of conduct including, but not limited to, those found in the Global Business Conduct Guidelines.

Separation pay will not be paid at the time of the sale of a business unit or portion thereof (or its assets) or when a department or function is outsourced to a third party if the purchaser or third party offers to continue the employee in his or her job or in a job that is substantially similar in nature to his or her job, regardless of whether the employee accepts or rejects such employment opportunity.

This policy excludes all employees other than those participating in the Corporate Management Incentive Compensation Plan Levels 1-5 and equivalent positions.

SEPARATION PAY
An employee whose employment is involuntarily terminated due to a Job Loss Event will be eligible to receive a separation benefit.

An employee who has been re-hired will only be entitled to a new separation payment based on Company service from his or her most recent re-hire date through his or her last day of work.

ELIGIBILITY SCHEDULE FOR SEPARATION PAY
The following is the eligibility schedule for separation pay:

Job Loss Event
Eligible employees who participate in the Corporate Management Incentive Compensation Plan at Level 4 or 5 and equivalent positions will receive twenty-six (26) weeks of separation pay regardless of their length of service. Eligible employees who participate in the Corporate Management Incentive Compensation Plan at Level 3 or higher will receive fifty-two (52) weeks of separation pay regardless of their length of service. Separation pay will equal 100% of the employee’s base weekly pay.

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These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

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Release and Waiver
An employee’s eligibility to receive benefits under this Plan is contingent upon him or her first signing a release and waiver in the form provided them by the Company which may include, without limitation, a covenant not to compete, a no solicitation of employees restriction, a no solicitation of customers restriction, and other clauses deemed relevant by the Company. An employee who, for whatever reason, elects not to sign such a release and waiver is not eligible for any separation pay.

Special Pay for a Facility Closure
If the Job Loss Event is due to a full facility closing, as determined by the Company, the employee will be eligible to receive the greater of their separation pay entitlement under this policy or the amount their length of service entitles them to pursuant to the Facility Closure Schedule (see Appendix A to HR Guideline 3001 for a complete schedule of separation pay eligibility due to a Facility Closure).    Separation pay benefits will be paid in full regardless of re-employment, however, if the employee is rehired by the Company, separation payments would cease.

In the case of a Job Loss Event or Facility Closure, separation pay will be reduced by any other payments (other than applicable unpaid paid time off benefits) due to termination of employment, not counting unemployment compensation, and by any period of advanced notice of termination required by law or contract in which the employee is not required to work.

SPECIAL MEDICAL & DENTAL SUBSIDY
Affected employees who are at least 55 years of age and have at least 20 years of service with the Company will be eligible to receive a special medical and dental subsidy, if they elect either retiree or COBRA health care benefits. This subsidy is equal to 50% of normal COBRA costs for up to 18 months or the employee can elect to have the same subsidized dollar amount applied to retiree medical premiums (if they qualify) for the same period of time. The subsidy ends the first of the month in which the retiree turns age 65 or 18 months, whichever comes first. If the employee reaches age 65 while receiving the subsidy and the under age 65 spouse is still eligible for additional months under the 18 month rule, the spouse continues the subsidy for the remainder of the 18 months or first of the month in which the spouse turns 65, whichever occurs first.

_________________________________________________________________________
These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

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BENEFITS FOR TERMINATED EMPLOYEES
Eligibility for Company benefit programs for terminating employees cease at various times in accordance with the following schedule: (Refer to the Separation Guide for more details)

-on the last day worked: paid time off (not including holidays), short and long term disability, business travel accident insurance, 401(k) savings plan, deferred compensation and pension plan (if applicable), voluntary benefits (including homeowners, auto and pet insurance) and company service awards.

-on the last day of the last month of your last day paid, including separation pay, and has made any required contributions: medical, dental, and vision (if applicable); basic, supplemental and dependent life insurance, and accidental death and dismemberment insurance, group legal, employee assistance program (EAP) and Flexible Spending Accounts, if applicable.

A.Paid Time Off – Paid Time Off pay will be paid in accordance with the provisions of the Paid Time Off Human Resource Guideline 2002.

B.Disability Benefits - There is no conversion privilege for short term disability benefits. However, Executive Long Term Disability can be continued if the employee chooses to do so and applies and pays for the first premium within 60 days of their last day worked. At the time of termination, a conversion option is available to participants enrolled in Executive LTD to convert the Executive LTD group benefit and also continue the Individual Executive LTD portion of the benefit. The group Executive LTD benefit may be converted at group conversion rates determined by the insurance company up to certain guaranteed maximum benefit amounts, provided the employee has been covered by the plan for the last 12 months. When these policies are continued, the employee is required to pay the premiums directly to the insurance company. Lindberg & Ripple, the insurance agents handling the Executive LTD plan, can provide more conversion information at (860)761- 9790.

C.Basic & Supplemental Life Insurance/AD&D - All employees receiving separation pay will remain enrolled in the active Basic and Supplemental employee and dependent life insurance and AD&D plans in which they were enrolled on their last day worked through the end of the month of the last day paid, including separation pay, provided they make the necessary Supplemental Life/AD&D contributions. Employees may convert and/or port their active life insurance coverage to an individual policy within 31 days of their coverage end date, according to the terms of the insurance plan. There is a conversion option under the Basic and Supplemental Life insurance plans. There is also a portability option (with more favorable rates) under the Supplemental Life plan only. Conversion and Portability forms are available on uCentral.

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These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

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D.Executive Life - (MICP Level 4 and above) – The company will continue paying the Executive Life premiums until the end of the calendar quarter coincident with or following the last day paid. At that time, eligible employees can discuss continuation alternatives with Lindberg & Ripple, the insurance agent handling this Executive Life plan. For more information, call Lindberg & Ripple at (860)761-9790. If the employee qualifies for a final retirement funding payment under the terms of the Executive Life insurance plan, the company will make this payment according to the retirement terms of the Executive Life Insurance plan based on your age and years of service.

E.Medical, Dental, and Vision Care - All employees receiving separation pay will remain enrolled in the active medical, dental and vision insurance plans in which they were enrolled on the last day worked through the end of the month of the last day paid, including separation pay, provided they make the necessary contributions.

At such time, employees may elect to continue their group medical, dental and/or vision insurance under COBRA regulations for a period of up to 18 months (or up to 36 months upon a second qualifying event such as death, divorce or when a dependent child ceases to be a dependent) by electing COBRA within the time allowed under federal law and making the premium payments in advance. Once on COBRA, if the cobra participant becomes entitled (enrolled) in Medicare, the COBRA coverage will end per federal regulations.

At the end of the COBRA continuation period, retiree coverage cannot be elected and a medical conversion option is not available.

All employees who are at least 55 years of age with at least 10 years of service as of their last day paid may, in lieu of exercising any COBRA rights, elect coverage under the retiree medical and, provided the employee is under age 65, dental plans. Retirees pay the full cost of retiree coverage unless they qualify for the involuntary termination subsidy (age 55 or greater with 20 or more years of service) listed above.

Employees who are at least 55 years of age with at least 10 years of service as of their last day paid who elect medical, dental and/or vision insurance under COBRA regulations in lieu of retiree medical and/or dental coverage will not, from the point of such COBRA election forward, be eligible to enroll in the retiree medical and/or dental plans.

Employees who are at least 55 years of age with at least 10 years of service as of their last day paid who choose not to elect insurance coverage under either COBRA regulations or under the retiree medical and/or dental (if under age 65) plans because they are covered by a spouse’s active employer’s insurance plan will be eligible to enroll in the SBD retiree

_________________________________________________________________________
These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

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medical and/or dental plans at a later date, only if they lose their spouse’s coverage and apply for retiree coverage within 31 days after losing such coverage.

The company reserves the right, for current and future retirees, to change, amend or terminate any retiree life, medical or dental plans at any time, without advance notice, including changing plan benefits, changing plan administrators/insurers, changing retiree contributions, reducing or eliminating company subsidies, and terminating retiree insurance plans.

F.Pensions - Employees who are pension plan participants and are at least 55 with at least 10 years of service as of their last day worked are eligible to retire.

G.Company cars – Company issued vehicles must be returned by the employee’s last day worked, excluding any extended employment period. In the alternative, the employee may purchase the vehicle from the Company for the wholesale market value price set by the Company.

H.Stock Option Plan Exercise Periods – At the discretion of the Senior Vice President of Human Resources, employees will have 180 days plus 2 calendar months to exercise any eligible shares, under the terms of the Stock Option Plan. These time frames do not apply to any stock options for “retirees” or those granted by Black & Decker, Inc.

I.MICP Payments – Employees will receive a share pro-rated through their last day worked in an amount determined by the Senior Vice President of Human Resources in his/her sole discretion.

J.Retirement Account Plan (RAP) and Supplemental RAP - A salaried employee whose employment is terminated will receive from any plan those funds in which he or she is entitled to under the terms of the plan. Core allocations are credited quarterly provided active employment on last day of the calendar quarter.

K.Unemployment Compensation - Consistent with the applicable State laws, the Company should not accept unemployment compensation charges for employees who resign or who are discharged for cause (that is, violation(s) of reasonable rule(s) of conduct).

SPECIFIED EMPLOYEES
A.Notwithstanding any provisions of this Policy to the contrary, if an employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his separation from service and if any portion of the payments or benefits

_________________________________________________________________________
These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

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to be received by the employee upon separation from service would be (i) considered deferred compensation under Section 409A or (ii) exceed the amount that is the lesser of two times the employee’s annual compensation as of the date of termination or two times the limit on compensation set forth in Section 401(a)(17) of the Code, amounts that would otherwise be payable pursuant to this Policy during the six-month period immediately following the employee’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Policy (the “Delayed Benefits”) during the six-month period immediately following the employee’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first (1st) business day of the seventh month following the date of the employee’s separation from service or (ii) the employee’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the employee for the after-tax cost incurred by the employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”). “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

B.With respect to any amount of expenses eligible for reimbursement under this Policy, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the employee but in no event later than December 31 of the year following the year in which the employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

APPEALS

A.Applicability of Appeals Procedure - The appeals procedure set forth in this Section may be employed only for the purposes specified in this Section.

B.Procedure for Appeals - An employee whose claim for benefits under this Policy is denied in whole or in part may submit a written request to the Separation Pay Policy Plan Administrator at 1000 Stanley Drive, New Britain, CT 06053 for reconsideration within 60 days after receiving notice that he or she is deemed ineligible for benefits under this Policy.

The employee’s request must be in writing and include appropriate issues, facts and reasons why the employee believes he or she is eligible for benefits under this Policy. The employee may also make a written request to review copies of the Policy.

The Separation Pay Policy Plan Administrator will review the employee’s appeal and

_________________________________________________________________________
These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

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provide a written response within 60 days after receiving the appeal, unless special circumstances require further time for processing, but in no event more than 120 days. This written response will explain the reasons for the decision, will reference specific facts used to reach a final decision and will provide all other required legal notices.

All actions, determinations and interpretations of the Separation Pay Policy Plan Administrator will be performed in a uniform and nondiscriminatory manner. The Separation Pay Policy Plan Administrator’s decision on appeal will be final and legally binding on the Claimant and all other interested persons.

C.Benefits Payable After Appeal - In the event that an appeal with respect to entitlement to a benefit is decided in favor of an employee, the benefit will be paid to him or her within 30 days of receiving written notice from the Separation Pay Policy Plan Administrator.

NOTICE OF ERISA RIGHTS
As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Examination, without charge, in the officer of the Administrator of the Plan, all Plan documents, including copies of all documents which may be filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions;

Obtain copies of all documents governing the operation of the Plan and other Plan information upon written request to the Administrator of the Plan. The Administrator of the Plan may make reasonable charges for copies.

Receive a summary of any financial reports. If such a summary is required by law, the Plan Administrator will automatically furnish each participant with a copy of the summary annual report.

_________________________________________________________________________
These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

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